Exhibit 10.25

QUANTA SERVICES, INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Effective January 1, 2017

Article 1 - Introduction

The purpose of the Plan is to provide an opportunity for directors of the Company who are not employees of the Company or a Subsidiary the ability to defer any Eligible Director Fees. Participants in the Plan are permitted to defer all or a portion of their Eligible Director Fees under the Plan, in accordance with the terms and conditions described herein. The Company believes that the Plan enhances its ability to attract and retain directors of outstanding competence.

This Plan is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. To the extent that any payment or benefit hereunder is subject to Section 409A, it shall be paid in a manner that will comply with Section 409A.

Capitalized terms used in the Introduction shall have the meaning set forth in Article 2 of the Plan.

Article 2 - Definitions

2.1	Account – means, with respect to each Participant, the separate recordkeeping account maintained within the Trust for a Participant which shall reflect any Eligible Director Fees deferred under the Plan pursuant to Article 5 hereof and any earnings (positive or negative) thereon, as determined in accordance with Article 5 hereof.

2.2	Affiliate – means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or, indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

2.3	Award Date – means the date that Eligible Director Fees would otherwise be paid to a Participant if the Participant did not elect to participate in the Plan.

2.4	Beneficiary – means a beneficiary or beneficiaries designated by the Participant under Article 7.

2.5	Board – means the Board of Directors of the Company.

2.6	Change in Control – means, and shall be deemed to have occurred upon, any of the following events, provided that such an event is a Change in Control Event within the meaning of Code Section 409A:

(i)	A person or group acquires more than 50% of the total fair market value or voting power of the stock of the Company;

(ii)	A person or group acquires ownership of stock of the Company with at least 30% of the total voting power of the Company;

(iii)	A person or group acquires assets from the Company having a total fair market value of at least 40% of the value of all assets of the Company immediately prior to the acquisition; and

(iv)	A majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board as constituted prior to the appointment or election..

2.7	Code – means the Internal Revenue Code of 1986, as amended from time to time.

2.8	Committee – means the Compensation Committee of the Board. If the Board removes the Committee for any reason, “Committee” means the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance shall not affect the validity of the Plan or any interpretations or other actions of the Committee.

2.9	Company – means Quanta Services, Inc., a corporation organized under the laws of the State of Delaware (or any successor).

2.10	Default Investment Option – means the investment option selected by the Committee or its delegate in which a Participant’s account shall be invested in the absence of the Participant’s election otherwise.

2.11	Deferral Agreement – means an agreement executed by a Participant setting forth his or her election to defer receipt of his or her Eligible Director Fees and an authorization for the Company to credit such amount to a book entry Account maintained by the Company on behalf of the Participant. A Deferral Agreement shall contain such provisions, consistent with the provisions of the Plan, as may be established from time to time by the Company or Committee.

2.12	Disability – means the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person, or if such a plan does not exist at any relevant time, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.13	Effective Date – means the effective date of the Plan as provided in Section 9.10.

2.14	Eligible Director Fees – means (i) the Participant’s annual cash retainer, and (ii) any other amounts determined by the Committee in its sole discretion consistent with Section 409A. Eligible Director Fees shall not include expense reimbursements.

2.15	Exchange Act – means the Securities Exchange Act of 1934, as amended.

2.16	Participant – means a director of the Company who satisfies the eligibility requirements under Article 4 of the Plan and elects to participate in the Plan in accordance with its terms.

2.17	Plan – means the Quanta Services, Inc. Non-Employee Director Deferred Compensation Plan, as amended from time to time.

2.18	Plan Year – means the calendar year.

2.19	Rule 16b-3 – means the “short-swing” profit recovery rule pursuant to Rule 16b-3 promulgated under Section 16(b) of the Exchange Act or any successor provision.

2.20	Section 409A – means Section 409A of the Code, including the final regulations promulgated thereunder or any other guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.

2.21	Separation from Service – means a “separation from service” (as defined in Section 409A) as a director of the Company for any reason whatsoever, including, but not limited to, death, retirement, resignation, Disability, and dismissal (with or without cause).

2.22	Service Period – means (a) with respect to a director who is initially elected, re-elected or remains a director at the annual meeting of the stockholders (the “Annual Meeting”), the period from the Annual Meeting through the day preceding the subsequent Annual Meeting, and (b) with respect to a director who is appointed to the Board other than at an Annual Meeting, the period from the date of the appointment through the day preceding the subsequent Annual Meeting.

2.23	Subsidiary – means any “subsidiary corporation” within the meaning of Section 424(f) of the Code. An entity shall be deemed a Subsidiary of the Company only for such periods as the requisite ownership relationship is maintained.

2.24	Trust – means the grantor trust established for the purpose of holding and investing Eligible Director Fees deferred by Participants.

2.25

Unforeseeable Emergency – means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, or of a spouse, a Beneficiary, or a dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B) of the Code) of the Participant, uninsured loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances constituting an unforeseeable emergency shall depend on the facts of each case, but in any event, shall not be made to the extent that such emergency is or may be relieved: (a)

through liquidation or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under this Plan. In addition to the requirements set forth in clauses (a), (b), and (c) above, as a precondition to an unforeseen emergency, a Participant must have obtained all distributions, other than hardship distributions of salary reduction contributions under a cash-or-deferred arrangement maintained by any employer pursuant to a plan qualified under Section 401(a) of the Code which contains a cash-or-deferred arrangement and other than amounts available under another nonqualified deferred compensation plan due to the unforeseeable emergency. This definition is intended to comply with Section 409A.

Article 3 - Administration

3.1	The Plan shall be administered by the Committee. The Committee may select an administrator or any other person to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable. All interpretations, determinations and decisions of the Committee shall be made in its sole and absolute discretion based on the Plan document and shall be final, conclusive and binding on all parties with respect to all matters relating to the Plan.

3.2	The Committee may employ such legal counsel, consultants, brokers and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant, broker or agent. The Committee may, in its sole discretion, designate an agent to administer the Plan, keep records, send Account statements to Participants and to perform other duties relating to the Plan, as the Committee may request from time to time.

3.3

The Company shall, to the fullest extent permitted by law and the Certificate of Incorporation and By-laws of the Company, and, to the extent not covered by insurance, indemnify each director or employee of the Company and its Subsidiaries (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company or a Subsidiary, except in instances where any such person engages in fraud or acts in bad faith. To the extent permitted by law, such right of indemnification shall include the right to be paid by the Company for expenses incurred or reasonably anticipated to be incurred in defending any such suit, action or proceeding in advance of its disposition; provided, however, that the payment of expenses in advance of the settlement or final disposition of a suit, action or proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified hereunder. Such indemnification shall be in addition to any rights of indemnification the person may have as a director or employee or under the Certificate of Incorporation of the Company or the By-Laws of the Company. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company.

Article 4 - Eligibility

Any director of the Company who is not an active employee of the Company or any of its Subsidiaries shall be eligible to participate in the Plan.

Article 5 - Timing and Manner of Deferrals

5.1	Timing of Deferral Elections

No later than December 31 of a Plan Year, each Participant may voluntarily elect to defer all or a portion of his or her Eligible Director Fees to be earned with respect to services performed by a Participant on behalf of the Company for the Service Period commencing in the following Plan Year in accordance with Section 6.2, as elected in a Deferral Agreement. Notwithstanding the foregoing, if a Participant first becomes eligible to participate in the Plan during a Plan Year, such Participant may elect to participate in the Plan with respect to Eligible Director Fees that would otherwise be earned for services performed during the Service Period commencing in that Plan Year no later than 30 days following the date such director first becomes a Participant; provided, however, that such election shall apply only to Eligible Director Fees earned for services performed subsequent to the date on which a valid Deferral Agreement is received by the Committee from the Participant.

An election to defer restricted stock units (RSUs) into the Plan must be made by one of the following deadlines: (i) the end of the calendar year prior to the date of grant of the RSU; (ii) 12 months before the payment date of the RSU (vesting date is treated as the payment date for these purposes), but the election will not take effect for 12 months, and the subsequent payout date must be at least five years later than the original payment date); (iii) within 30 days of the date of grant (but only if the RSU is structured so that vesting is contingent on the Participant performing services for at least an additional 12 months); or (iv) within 6 months of the payment (vesting) date, but only if the RSU is performance-based under Code Section 409A, and only if the performance period must be at least 12 months long and either: (a) the amount of the compensation cannot be reasonably ascertained at the time of the election, or (b) the performance requirement is still not substantially certain to be met at the time of the election. If the Committee allows for deferral of RSUs structured so that a specified portion of the RSU grant vests periodically (for example, an RSU grant over a four-year period vesting 25% annually), then the election to defer may be made separately with respect to each portion of the grant that vests in a given year, if permitted by the Committee. However, each election for each portion of the grant must be made either: (i) within thirty days of the date of grant or each anniversary thereof, and only if the RSU is structured so that vesting is contingent on the employee performing services for at least an additional 12 months subsequent to the election; or (ii) 12 months before the payment date of the RSU (vesting date is treated as the payment date for these purposes), but the election will not take effect for 12 months, and the subsequent payout date must be at least five years later than the previous payment date.

With respect to any Plan Year, a Deferral Agreement is irrevocable on and after the date the Deferral Agreement must be submitted to the Committee in accordance with procedures established by the Committee, and is valid solely for the Service Period commencing in the Plan Year to which the election relates. If no new Deferral Agreement is timely made or filed in accordance with procedures established by the Committee with respect to the Service Period commencing in any subsequent Plan Year, Eligible Director Fees earned during the Service Period commencing in the subsequent Plan Year may not be deferred under the Plan.

5.2	Amount of Deferral

A Participant may voluntarily elect to defer all or a portion of his or her Eligible Director Fees in 5% increments, as elected by the Participant in a Deferral Agreement. A Participant may make separate elections with respect to his annual cash retainer and any grant of RSUs for a Plan Year.

5.3	Trust and Individual Accounts.

Eligible Directors Fees deferred by Participants pursuant to Section 5.1 shall be deposited into the Trust. As long as the Company remains solvent, the Trust cannot divert any funds held in the Trust for any purpose other than the payment of benefits under the Plan, expenses of administration of the Plan or taxes incurred under the Plan. Upon a Change in Control, the Trust shall be fully funded. All funds held in the Trust are subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency. Each Participant’s deferred Eligible Director Fees shall be held in separate recordkeeping Accounts within the Trust.

5.4	Returns on Accounts.

A Participant’s Account shall be credited with returns according to the performance of the investment choices selected by the Participant from time to time, from among the investment choices made available by the Committee, subject to the following:

(a)	The Committee shall have no obligation to provide any investment choice to Participants, other than the Default Investment Option.

(b)	Participants may allocate their Accounts among the investment choices available under the Plan only in whole percentages.

(c)

The rate of return, positive or negative, credited under each investment choice is based upon the actual investment performance of the investment choice and shall equal the total return of such investment net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. The Committee reserves the right, on a prospective basis, to add to, or delete from, the investment choices available under the Plan.

(d)	Each Participant’s Account shall be allocated to the Default Investment Option, unless and until the Participant makes an affirmative investment choice otherwise from among the other investment choices, if any, available under the Plan.

(e)	Notwithstanding the rates of return credited to a Participant’s Accounts under the applicable investment choices, the Committee shall not be obligated to invest any portion of a Participant’s Account in such investment choices.

5.5	Changes in Investment Choices.

A Participant may change the investment choices in which his Account is invested at such times and through such means as determined by the Committee. Each such change may include (a) reallocation of the Participant’s existing Account in whole percentages, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Account in the future, as the Participant may elect. The Committee may establish rules and procedures for administering deemed investment choice selections.

5.6	Valuation of Accounts.

The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.3 through the day preceding such date, less the amounts theretofore deducted from such Account. The Participant’s Account shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.

Article 6 - Vesting and Distribution

6.1	Vesting

A Participant’s Account shall be fully vested at all times.

6.2	Distribution of Account

(a)

General. With respect to any Participant who has a Separation from Service, an amount equal to the Participant’s Account balance shall be distributed to the Participant (or, in the case of the Participant’s death, to the Participant’s Beneficiary), in the form of a single lump sum payment or in the form of installment payments as elected by the Participant in the Deferral Agreement for the Plan Year to which such amounts relate. Subject to subsection 9.11 hereof, distribution of a Participant’s Account shall be made or begin within the 90-day period following the Participant’s Separation from Service, or if elected by the Participant in the Deferral Agreement for the Plan Year to which any such amounts relate, 1 or 2 years following the Participant’s Separation from Service (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable).

Notwithstanding any provision of the Plan to the contrary, for purposes of this subsection, a Participant’s Account shall be valued as of a Valuation Date as soon as administratively feasible preceding the date such distribution is made, in accordance with rules established by the Committee. A Participant’s Account may be offset by any amounts owed by the Participant to the Company, but such offset shall not occur in excess of or prior to the date distribution of the amount would otherwise be made to the Participant, and shall only be made if such offset complies with Code Section 409A.

(b)	In-Service Distributions. Notwithstanding the foregoing, a Participant may elect, in accordance with this subsection and procedures established by the Committee, a distribution date for his Account that is prior to his Separation from Service (an “In-Service Distribution”). A Participant’s election of an In-Service Distribution date must: (i) be made at the time of his Deferral Agreement for a Plan Year; and (ii) apply only to amounts deferred pursuant to that election, and any earnings, gains, losses, appreciation, and depreciation credited thereto or debited therefrom with respect to such amounts. Payments made pursuant to an In-Service Distribution election shall be made in a lump sum or installments. Each such payment shall be made as soon as administratively feasible following January 1 of the calendar year in which the payment was elected to be made, but in no event later than the end of the calendar year in which the payment was elected to be made (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable). For purposes of such payment, the value of the Participant’s Accounts for the applicable Plan Year shall be determined as of a Valuation Date preceding the date that such distribution is made, in accordance with rules established by the Committee. In the event a Participant’s Separation from Service occurs prior to the date the Participant had previously elected to have any In-Service Distribution payment (including any installment payment) made to him, such amount shall be paid to the Participant under the rules applicable for payment on Separation from Service in accordance with this Section 6.2. Participants must make an affirmative election with respect to payment of their In-Service Distributions, and no default or evergreen election shall be allowed with respect to In-Service Distributions.

(c)	Installment Distributions. A Participant may elect to receive payments from his Account in the form of a single lump sum, as described in Section 6.2(a), or in annual installments over a period consisting of at least 2 but not more than 15 years. To the extent a Participant fails to make an election, the Participant shall be deemed to have elected to receive his distribution of amounts deferred under the Plan for that Plan Year in the form of a single lump sum.

(i)	Installment Elections. A Participant will be required to make his distribution election for amounts deferred under the Plan with respect to such Plan Year prior to the commencement of each Plan Year, or such earlier date as determined by the Committee.

(ii)	Installment Payments. The first installment payment shall generally be within the 90-day period following the Participant’s Separation from Service (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable). Succeeding payments shall generally be made by January 1 of each succeeding calendar year, but in no event later than the end of each succeeding calendar year (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable). The amount to be distributed in each installment payment shall be determined by dividing the value of the Participant’s Account being paid in installments as of a Valuation Date preceding the date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Committee. In the event of the death of the Participant prior to the full payment of his Account being paid in installments, payments will continue to be made to his Beneficiary in the same manner and at the same time as would have been payable to the Participant..

(iii)

Election Changes. Participants who have elected payment in installments may make a subsequent election to elect payment of that amount in the form of a lump sum, if payment of installments with respect to that year’s deferrals has not yet commenced. Such election must be made in accordance with procedures established by the Committee, and any such election must be made no later than 12 calendar months prior to the originally elected payment date of the first installment. The new payment date for the installment with respect to which such election is made must be deferred to the later of: (i) five years from the date such payment would otherwise have been made, or (ii) the last payment date of the last installment with respect to that Plan Year’s deferrals. Participants who have elected payment in installments may make a subsequent election to change the number of such installment payments so long as no acceleration of distribution payments occurs (but no fewer than the minimum number, and not to exceed the maximum number of installments established by the Committee in its discretion), if payment of installments with respect to that Plan Year’s Deferral Agreement has not yet commenced. Such election must be made in accordance with procedures established by the Committee, and any such election must be made no later than 12 calendar months prior to the originally elected payment date of the first installment. The new payment date for all installments subject to the Plan Year’s Deferral Agreement for which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made. In the event payment has been elected by the Participant in the form of a lump sum (or in the event payment shall be made to the Participant in the form of a lump sum under the terms of the Plan in the absence of or in lieu of the Participant’s election), then the lump sum form shall be deemed to be a separately identifiable form of payment, and the Participant may make a subsequent deferral election to elect payment of that amount in the form of installments in accordance with the procedures described above for changing installment payment elections. Participants will be permitted to make such a change only once with respect to any Plan Year’s Deferral Agreement.

6.3	Unforeseeable Emergency

If a Participant suffers an Unforeseeable Emergency, as defined herein, the Committee, in its sole discretion, may pay as soon as administratively feasible to the Participant only that portion, if any, of his or her account that the Committee determines is necessary to satisfy the emergency need, including any amount necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment pursuant to this Section 6.3 shall apply for the payment in writing in a form approved by the Committee, shall provide such additional information as the Committee may require, and shall abstain from participating in any decision by the Committee concerning his or her request.

Article 7 - Designation of Beneficiary

Each Participant from time to time may designate any individual, trust, charity or other person or persons to whom the value of the Participant’s Account will be paid in the event the Participant dies before receiving the value of his Account. A Beneficiary designation must be made in the manner required by the Committee for this purpose. Primary and secondary Beneficiaries are permitted. Payments to the Participant’s Beneficiary(ies) shall be made in accordance with Article 6, after the Committee has received proper notification of the Participant’s death.

A Beneficiary designation will be effective only when the Beneficiary designation is filed with the Committee while the Participant is alive, and a subsequent Beneficiary designation will cancel all of the Participant’s Beneficiary designations previously filed with the Committee. Any designation or revocation of a Beneficiary shall be effective as only if it is received by the Committee. Once received, such designation shall be effective as of the date the designation was executed, but without prejudice to the Committee on account of any payment made before the change is recorded by the Committee. If a Beneficiary dies before payment of the Participant’s Account has been made, the Participant’s Account shall be distributed in accordance with the Participant’s Beneficiary designation and pursuant to rules established by the Committee. If a deceased Participant failed to designate a Beneficiary, or if the designated Beneficiary predeceases the Participant, the value of the Participant’s Account shall be payable to the Participant’s Spouse or, if there is none, to the Participant’s estate, or in accordance with such other equitable procedures as determined by the Committee.

Article 8 - Amendment or Termination of Plan

The Company reserves the right to amend, terminate or freeze the Plan at any time, subject to the requirements of Section 409A, by action of its Board (or a duly authorized committee thereof) or the Committee, provided that no such action shall adversely affect a Participant’s rights under the Plan with respect to Eligible Director Fees that have been deferred before the date of such action. Upon termination of the Plan, the Company may, in its sole discretion, pursuant to Section 1.409A-3(j)(4)(ix) of the Treasury Regulations (regarding plan termination and liquidations), elect to distribute a Participant’s Account in its entirety within the period of time prescribed by Section 1.409A-3(j)(4)(ix) of the Treasury Regulations. Upon freezing of the Plan, all Eligible Director Fees deferred under the Plan prior to freezing shall continue to be held under the Plan in accordance with Section 6.2.

Article 9 - Miscellaneous Provisions

9.1	Withholding

To the extent legally required, participation in the Plan is subject to any legally required tax withholding with respect to a Participant’s participation in the Plan (including, without limitation, any distributions from the Plan).

9.2	Notices

Any notice required or permitted to be given by the Company or the Committee pursuant to the Plan shall be deemed given when personally delivered by hand, a nationally recognized overnight courier or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Participant at the last address shown for the Participant on the records of the Company or such other address that the Participant shall designate in writing to the Company.

9.3	Obligations Unfunded and Unsecured

The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company or any Subsidiary for payment of any amounts hereunder. No Participant or other person shall own any interest in any particular assets of the Company or any Subsidiary by reason of the right to receive payment under the Plan, and any Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst the Company, any Subsidiary, the Committee, and the Participants, their designated Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds. Notwithstanding the foregoing, the Company may elect to establish an accrued reserve on its books against the future expense of benefits payable hereunder, or may establish a rabbi trust under this Plan, in which case, such reserve or trust, as applicable, shall not under any circumstances be deemed to be an asset of the Plan.

9.4	Governing Law

The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof. In the event any provision of this Plan shall be determined to be illegal or invalid for any reason, the other provisions shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

9.5	No Directorship Rights

The establishment and operation of this Plan shall not confer any legal rights upon any Participant or other person for a continuation of directorship, nor shall it interfere with the rights of the Company or Subsidiary to terminate a Participant’s directorship and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

9.6	Severability of Provisions

If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

9.7	Construction

The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be used in the construction of the Plan.

9.8	Assignment

The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that the Company sells all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Company shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

9.9	Use of Funds

All Eligible Director Fees that are received or held under the Plan may be used by the Company for any corporate purpose.

9.10	Effective Date of Plan

The Plan is adopted, effective as of January 1, 2017.

9.11	Section 409A of the Code

The Plan is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Any amounts deferred hereunder that are subject to Section 409A of the Code and payable to a Participant who is or becomes a “specified employee” (within the meaning of such term under Section 409A of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Section 409A of the Code) at the time of distribution, except in the event of death, shall be delayed in accordance with the requirements of Section 409A of the Code until the day immediately following the six month anniversary of such Participant’s “separation of service” within the meaning of Section 409A of the Code (and the guidance issued thereunder). Notwithstanding the foregoing, the Company does not guarantee, and nothing in the Plan is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan, and the Company shall not be responsible for compliance with, or exemption from, Section 409A of the Code and the guidance issued thereunder.